Exhibit 10.14

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this “Agreement”) is made effective as of March 19, 2008 (the “Effective Date”) and entered into by and between Surgi-Vision, Inc., a Delaware corporation (“SVI”) and Cardiac Pacemakers, Inc. (“CPI”) (individually, a “Party” and collectively, the “Parties”).

WHEREAS, the Parties have entered into a License Agreement (the “License Agreement”) concurrent with this Agreement wherein SVI has granted CPI exclusive rights within the Implantable Cardiac Field to certain Intellectual Property;

WHEREAS, SVI is the sole owner or exclusive licensee of in the Implantable Cardiac Field of the Surgi-Vision IP;

WHEREAS, SVI has previously entered into the Bionics Agreements with Bionics, pursuant to which Bionics has certain ownership and other exclusive rights to certain of SVI’s Intellectual Property in the field of neuromodulation;

WHEREAS, CPI is a developer, manufacturer and distributor of medical devices used for treating, diagnosing and managing heart failure, cardiac rhythm disorders, and co-morbidities thereof, including implantable devices used to treat tachychardia, bradychardia and other heart arrhythmias and heart failure;

WHEREAS, SVI desires to develop for CPI certain implantable leads for use in CPI cardiac rhythm management and heart failure products.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.	Definitions.

A.

“Affiliate” of a Person is a Person controlling, controlled by or under common control with the Person specified. “Controlling”, “controlled” or “control” means owning greater than 50% of the voting equity interests of a Person, either directly or indirectly through one or more intermediaries in which it has such an interest, or otherwise having the power to direct the management of that Person.

B.	“Arbitrators” has the meaning ascribed thereto in Section 3(F)(iii).

C.

“Billabong Patents” means (i) the Patents listed on Exhibit A, and (ii) any claims of any future Patent which claim and are entitled to claim (in whole but not in part, so long as neither CPI nor any of its Affiliates files any claims in a continuation-in-part Patent which require new matter for support for the primary purpose of avoiding, circumventing, evading or minimizing its payment obligations to SVI hereunder or pursuant the License Agreement) priority to a Patent covered by the preceding clause (i) (e.g., claims in a continuation-in-part Patent which require new matter for support are not Billabong Patents, so long as neither CPI nor any of its Affiliates files any claims in a continuation-in-part Patent which require new matter for support for the primary purpose of avoiding, circumventing, evading or minimizing its payment obligations to SVI hereunder or pursuant to the Development Agreement).

D.

“Bionics” means Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation), a wholly-owned indirect subsidiary of Boston Scientific Corporation and an Affiliate of CPI.

E.

“Bionics Agreements” means the following agreements: (i) the Bionics Lead Development Agreement, (ii) that certain Amended and Restated Multiple Advance Secured Convertible Promissory Note dated as of June 30, 2007 made by SVI and payable to Bionics (as may be further amended, restated, supplemented or otherwise modified from time to time), (iii) the Bionics License Agreement, and (iv) that certain Security Agreement dated as of December 30, 2005 by and between SVI and Bionics (as amended by that certain Omnibus Amendment dated as of June 30, 2007, and as may be further amended, supplemented, or otherwise modified from time to time).

F.	“Bionics Amendment” means that certain Omnibus Amendment No. 2 to the Bionics Lead Development Agreement and Bionics License Agreement dated as of the date hereof by and between SVI and Bionics.

G.

“Bionics Lead Development Agreement” means that certain System and Lead Development and Transfer Agreement dated as of December 30, 2005, as amended by that certain Amendment No. 1 dated as of May 31, 2006, as further amended by that certain Omnibus Amendment dated June 30, 2007, as further amended by the Bionics Amendment (as may be further amended, supplemented or otherwise modified from time to time).

H.

“Bionics License Agreement” means that certain License Agreement dated as of December 30, 2005, as amended by that certain Omnibus Amendment dated June 30, 2007, as further amended by the Bionics Amendment (as may be further amended, supplemented or otherwise modified from time to time).

I.

“Bionics Reserved IP” means any BSC Solely Invented Development IP and any Joint Development IP that is, at least in part, conceived or reduced to practice by Bionics (or its employees, agents or consultants).

J.	“Brady Lead” has the meaning ascribed thereto in the Project Plan attached as Exhibit A.

K.	“BSC Controlled IP” means the Patents included in Development IP.

L.	“BSC Core Product Information” means that core product information proprietary to CPI which is listed on Exhibit C hereto (as may be updated from time to time by CPI upon notice to SVI).

M.

“BSC Solely Invented Development IP” means any Intellectual Property Rights conceived or reduced to practice solely (as between the Parties) by CPI or its Affiliates (or their respective employees, agents or consultants) that are (i) related to this Agreement, (ii) primarily related to the Field, or (iii) based on CPI’s or its Affiliates’ Confidential Information.

N.	“Change Control Document” has the meaning ascribed thereto in Section 2(C).

O.

“Change in Control” means any transaction or series of transactions (whether or not related), including a merger, consolidation, exchange, sale of equity securities, recapitalization, sale of assets, dissolution or liquidation, pursuant to which any Person or group of Persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires (directly or indirectly) (i) equity securities possessing the voting power to elect a majority of a Party’s (or a successor’s) board of directors (or equivalent body) or a majority of the voting equity interests in a Party (or a successor thereto) or (ii) all or substantially all of the assets of a Party.

P.	“Change Request” has the meaning ascribed thereto in Section 2(C).

Q.	“Claim” means any allegation, demand, investigation, suit, proceeding, claim, settlement or compromise.

R.

“Confidential Information” means information which, prior to or during the Term (including pursuant to the Earlier Confidentiality Agreement) is disclosed or shared by one Party to the other Party or generated or developed by one or both Parties, including information that was disclosed, shared, generated or developed under the Earlier Confidentiality Agreement, that the non-owning Party has a reasonable basis to believe is confidential to the owning Party or has been marked or orally designated by the owning Party as confidential.

S.	“CPR” has the meaning ascribed thereto in Section 3(E)(ii).

T.	“Cure Period” has the meaning ascribed thereto in Section 5(C)(i).

U.	“Damages” has the meaning ascribed thereto in Section 11(A).

V.	“Definitive Agreements” means this Agreement and the License Agreement, collectively.

W.

“Determination Notice” means a notice from CPI to SVI stating that CPI has determined that a New Lead is (or is not) a Royalty Product or will become (or will not become) a Royalty Product upon the issuance of any allowed claims of any pending application for a Royalty Patent.

X.

“Development IP” means, collectively, the BSC Solely Invented Development IP, the SVI Solely Invented Development IP and the Joint Development IP, in each case that is conceived or reduced to practice during the Term and, unless CPI terminates this Agreement pursuant to Section 5(B) or Section 5(C)(v), a period of two (2) years thereafter. For the avoidance of any doubt, in no event shall the Development IP include (i) the Royalty Patents, (ii) any Existing Intellectual Property, (iii) any Future Intellectual Property or Joint Intellectual Property conceived and reduced to practice prior to the Effective Date, or (iv) IPR in and to any Intellectual Property licensed by SVI pursuant to the JHU Agreements. The Parties agree and acknowledge that any Future Intellectual Property conceived or reduced to practice after the Effective Date may also constitute Development IP.

Y.

“Earlier Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement entered into by the Parties on August 20, 2006, as amended by the First Amendment to the Mutual Nondisclosure Agreement entered into by the Parties on September 5, 2007.

Z.	“Effective Date” is defined in the introductory paragraph.

AA.	“Existing Intellectual Property” has the meaning ascribed thereto in Section 4.8 of the Bionics Lead Development Agreement.

BB.	“Feasibility Study” and “Feasibility Studies” have the meaning ascribed thereto in Section 2(A)(i).

CC.	“Field” means the Implantable Cardiac Field and the Neuro Field, collectively.

DD.	“Future Intellectual Property” has the meaning ascribed thereto in Section 7.6 of the Bionics Lead Development Agreement.

EE.	“Heart Failure Lead” has the meaning ascribed thereto in the Project Plan attached as Exhibit A.

FF.	“Indemnified Party” has the meaning ascribed thereto in Section 11(A).

GG.	“Indemnifying Party” has the meaning ascribed thereto in Section 11(A).

HH.

“Implantable Cardiac Field” means the field of implantable medical leads for all cardiac applications (including nerve stimulation for intentionally affecting the heart), including implantable leads for cardiac rhythm management, heart failure and defibrillation, and all uses, applications, research, design, development, manufacturing, and marketing of such implantable leads and all products related to such implantable leads, including but not limited to adaptors and components, for all cardiac applications.

II.

“Infringe” means (as applicable, depending on the context of the subject or object of the word Infringe) to infringe, misappropriate, use or disclose without authorization or otherwise violate Intellectual Property Rights (whether direct, indirect, contributory, inducement or otherwise). The words “Infringement” and “Infringing” have corresponding meanings.

JJ.

“Intellectual Property” means intangible property that is legally protectable, including inventions, improvements, discoveries, conceptions, algorithms, integrated circuits, ideas, techniques, processes, designs, products, developments, specifications, methods, drawings, diagrams, tooling, models, software programs (including object code, source code and commenting), data, data analysis, data interpretation, written reports, Know-How, Trade Secrets, Confidential Information, documentation and copyrightable material whether patentable or non-patentable.

KK.	“Intellectual Property Rights” or “IPRs” means all rights under or to Intellectual Property.

LL.	“JHU” means the Johns Hopkins University.

MM.

“JHU Agreements” means, collectively, (i) that certain License Agreement by and between SVI and JHU entered into on or around June 20, 1998, as amended by that certain Amendment to License Agreement dated as of January 15, 2000, and as further amended by that certain Addendum to License Agreement entered into on or around December 7, 2004, as in effect as of the Effective Date, (ii) that certain License Agreement by and between SVI and JHU entered into on or around December 7, 2006, as in effect as of the Effective Date; (iii) the consent letter dated December 27, 2005 signed by JHU, (iv) the consent letter dated August 7, 2007 signed by JHU, (v) the letter dated August 7, 2007 signed by Bionics, SVI and JHU, and (vi) the consent letter dated March 19, 2008 signed by SVI and JHU.

NN.

“Joint Development IP” means any Intellectual Property Rights, other than Royalty Patents, conceived or reduced to practice jointly by SVI (or its Affiliates, employees, agents or consultants) and CPI or one of its Affiliates (or their respective employees, agents or consultants) that are (i) related to this Agreement, (ii) primarily related to the Field, or (iii) based on CPI’s or its Affiliates’ Confidential Information.

OO.	“Joint Intellectual Property” has the meaning ascribed thereto in Section 11.1(b) of the Bionics Lead Development Agreement.

PP.

“Key Employees” means (i) [***] and (ii) each other employee, agent, consultant and contractor of SVI who has contributed to or participated in the conception, creation, development or reduction to practice of any Development IP or Royalty Patent on behalf of SVI provided such Person is an employee, agent, consultant or contractor of SVI on or after the Effective Date.

QQ.

“Know-How” means all factual knowledge and information that gives a Person the ability to produce or market something that it otherwise would not have known how to produce or market with the same accuracy or precision, including all formulae, algorithms, processes, procedures, writings, data, protocols, techniques, proposals, designs, ideas, concepts, strategic, research and development information and related documentation business and other plans, research, inventions, and invention disclosure and all records of the foregoing.

RR.	“Licensed Product” means any product in the Implantable Cardiac Field, including but not limited to Royalty Products.

SS.	“Milestone One” has the meaning ascribed thereto in Section 4(A).

TT.	“Milestone Payment” means the payment due by CPI to SVI upon satisfaction of any of the Milestones.

UU.	“Milestones” has the meaning ascribed thereto in Section 4.

VV.	“Milestone Three” has the meaning ascribed thereto in Section 4(C).

WW.	“Milestone Two” has the meaning ascribed thereto in Section 4(B).

XX.	“Neuro Field” means the neuromodulation field of the Bionics Lead Development Agreement. For purposes of clarity, the Neuro Field does not encompass the Implantable Cardiac Field.

YY.	“New Lead” means any implantable medical lead developed in connection with the Project Plan.

ZZ.	“Opinion” has the meaning ascribed thereto in Section 3(D).

AAA.

“Patent” means all classes or types of patents, design patents, utility patents, including issued patents, published and non-published patent applications (including inventors’ certificates and utility models) in any country or jurisdiction or under any treaty, including all originals, provisionals, substitutions, continuations, continuations-in-part,

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition and foreign counterparts, as well as industrial design registrations.

BBB.	“Person” means an individual, partnership, corporation, business trust, limited liability company, unincorporated association, trust, joint venture or any other entity or governmental authority

CCC.	“Project” means the research and development to be conducted according to this Agreement to develop implantable medical leads.

DDD.	“Project Manager” has the meaning ascribed thereto in Section 2(B).

EEE.

“Prosecution” means prosecution of any proceeding in the United States Patent and Trademark Office or in any other registration authority in any country, including regarding any application (whether ex parte or inter partes), including interference, reexamination and reissue.

FFF.	“Prosecution Costs” has the meaning ascribed thereto in Section 6(A).

GGG.	“Prosecution Request” has the meaning ascribed thereto in Section 6(D).

HHH.

“Royalty Patent” means (i) a Patent to which SVI has and has granted to CPI exclusive commercial rights in the Implantable Cardiac Field and which is listed on Exhibit D to the License Agreement, (ii) any claims of any future Patent for which SVI has and has granted to CPI exclusive commercial rights in the Implantable Cardiac Field, which claim and are entitled to claim (in whole, but not in part) priority to a Patent covered by the preceding clause (i) (e.g., claims in a continuation-in-part Patent which require new matter for support are not Royalty Patents), and (iii) any of the Billabong Patents to which SVI has and has granted to CPI exclusive commercial rights in the Implantable Cardiac Field. For the avoidance of any doubt, CPI acknowledges and agrees that the following shall not be considered in determining whether SVI has and has granted to CPI exclusive commercial rights in the Implantable Cardiac Field with respect to any Patent: (a) any lien or security interest in such Patent; (b) any rights retained by JHU under the JHU Agreements; (c) to the extent the Patent was supported by federal funding obtained by JHU, any rights, conditions and limitations imposed by U.S. law (including any royalty-free nonexclusive license granted to the U.S. government pursuant to U.S. law and any requirement that products used or sold in the U.S. be manufactured substantially in the U.S.); and (d) any right to author, to publish and to retain or transfer copyright to scientific reports retained by SVI or SVI’s collaborators or granted by SVI to Third Parties.

III.	“Royalty Product” means an implantable lead (alone or in combination with other devices) that if sold by CPI or one of its Affiliates in the

Implantable Cardiac Field would (absent the License (as defined in the License Agreement)) Infringe a valid and enforceable claim of an issued Royalty Patent.

JJJ.	“Royalty Product Dispute” has the meaning ascribed thereto in Section 3.

KKK.

“Short Form Registration Statement” means a short-form document suitable for recordation at a local patent office, sufficient to put persons on notice of the license to Patent rights granted pursuant to the Definitive Agreements.

LLL.	“Surgi-Vision IP” means all IPR in and to all Intellectual Property in the Implantable Cardiac Field now or hereinafter owned by or exclusively licensed to SVI, including the Billabong Patents.

MMM.	“SVI Grant-Back Field” means all uses which are simultaneously outside both the (i) field of implantable medical devices, and (ii) the Field.

NNN.

“SVI Solely Invented Development IP” means any Intellectual Property Rights, other than Royalty Patents, conceived or reduced to practice solely by SVI (or its Affiliates, employees, agents or consultants) that are (i) related to this Agreement, (ii) primarily related to the Field, or (iii) based on CPI’s or its Affiliates’ Confidential Information; provided, however, that in no event shall SVI Solely Invented Development IP include any Intellectual Property Rights conceived or reduced to practice by SVI (or its Affiliates, employees, agents or consultants) that relate to the System (as defined in the Bionics Lead Development Agreement), but which do not in any way relate to the Lead (as defined in the Bionics Lead Development Agreement), for which Bionics has not contributed to the conception or design.

OOO.	“Tachy Lead” has the meaning ascribed thereto in the Project Plan attached as Exhibit A.

PPP.

“Technology Transfer” means SVI’s transfer to CPI of all relevant information relating to the use of technology in the Implantable Cardiac Field, including (i) all information relating to such technology, including research documentation, designs, design drawings, specification, Know-How and test methodology and data for the technology, (ii) all manufacturing information and Know-How, including manufacturing process details, identification of manufacturing equipment, and descriptions of associated quality control tests, and (iii) training of CPI and CPI Affiliate personnel on product design and manufacturing.

QQQ.	“Term” has the meaning ascribed thereto in Section 5(A).

RRR.	“Termination Option” has the meaning ascribed thereto in Section 5(B).

SSS.	“Third Party” and “Third Parties” mean one or more Persons other than SVI, CPI and their respective Affiliates.

TTT.	“Third Party Licensor” means any Third Party that has granted a Party a license to Intellectual Property.

UUU.

“Trade Secret” means any Know-How or other information that generally facilitates the production, manufacturing, marketing, or sale of products or services, increases revenues, or provides an advantage over the competition, is not generally known, and is the subject of reasonable efforts to maintain its confidentiality.

2.	Development.

A.	Feasibility and Development.

(i)        Feasibility Studies.      SVI shall perform work to assess the feasibility of its implantable medical lead technology for use in designing and developing each of the three (3) types of leads described in the Project Plan, attached hereto as Exhibit A. The Parties shall perform the feasibility tasks set forth in Section II of the Project Plan, including the specific experimentation and testing steps, product specifications, protocols, schedules and assignment of responsibilities required to assess the feasibility of each type of lead (each, a “Feasibility Study” and collectively, the “Feasibility Studies”). A Feasibility Study will only be deemed to have been successfully completed once CPI has determined, in its sole discretion, that such Feasibility Study has resulted in a lead meeting the feasibility determination components listed in the Project Plan, and has provided SVI with written notice of its acceptance of such Feasibility Study.

(ii)        Development.       Within sixty (60) days after successful completion of the first of the Feasibility Studies, CPI will provide SVI written notice whether it elects to proceed with the Project or to exercise its right to terminate this Agreement pursuant to Section 5(B) below. If CPI fails to provide SVI written notice within such 60-day period, CPI shall be deemed to have elected to proceed with the Project. If CPI elects to proceed with the Project, the Parties will move forward with development under the Project Plan. The Parties shall perform the development tasks set forth in Section III of the Project Plan, including the specific experimentation and testing steps, product specifications, protocols, schedules and assignment of responsibilities, to accomplish the development of each type of New Lead. Development of a New Lead will only be deemed to have been successfully completed once CPI has determined, in its sole discretion, that such New Lead meets the relevant product specifications in the Project Plan, and has provided SVI with written notice of its acceptance of such New Lead.

(iii)        Technology Transfer.      Upon completion of the development for a New Lead, or upon CPI’s earlier request, SVI will transfer to CPI all technology (as more specifically listed in Section IV of the Project Plan) useful to enable CPI and its Affiliates to manufacture, design, and sell the relevant New Lead. Technology Transfer for any New Lead will only be deemed to have been successfully completed once CPI has determined, in its sole discretion, that such Technology Transfer meets the requirements in the Project Plan, and has provided SVI with written notice of its acceptance of such Technology Transfer.

B.

Project Administration. Each of SVI and CPI will appoint a project manager to act on its behalf for the Project (each, a “Project Manager”) and each Party may replace its Project Manager at any time upon notice to the other Party. SVI’s initial Project Manager will be [***]. CPI’s initial Project Manager will be [***]. The Project Managers will act as contact persons between the Parties in conducting the Project, and will meet on an as-needed basis as mutually agreed to monitor and discuss the Project’s progress. The Project Manager meetings may take place in person or via telephonic or other electronic means of communication as the Parties may agree.

C.

Amending Project Plan. CPI may, upon reasonable notice to SVI in writing, request reasonable changes to the Project Plan by notifying SVI of the requested change, including such detail as will allow SVI to evaluate it (a “Change Request”). Within ten (10) business days after SVI’s receipt of a Change Request, SVI will, at its own expense, deliver a document to CPI that (i) assesses whether and the extent to which the requested change causes an increase or decrease in the costs or time required to perform the Project, and (ii) incorporates a description of the requested changes (a “Change Control Document”). If CPI accepts the Change Control Document in writing, then the provisions of this Agreement and the Project Plan shall be deemed amended to incorporate such change in accordance with the Change Control Document. If CPI does not accept the Change Control Document in writing within ten (10) business days after CPI’s receipt of the Change Control Document, CPI shall be deemed to have rejected the Change Control Document. Absent CPI’s acceptance of the Change Control Document in writing, no change requested by CPI pursuant to the Change Request shall be binding on either SVI or CPI.

D.

FDA Approval. SVI will assist CPI, at CPI’s sole expense, in obtaining applicable regulatory and legal approvals for any New Lead developed under this Agreement or any product in which a New Lead is used, to the extent reasonably requested by CPI. Without limiting the foregoing, if CPI chooses to conduct one or more clinical trials relating to a New Lead or any product in which a New Lead is used, SVI will provide commercially reasonable cooperation and assistance to CPI, at CPI’s sole expense, in developing protocols relating to the trial and in conducting the trial, if requested by CPI.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3. Royalty Products Disputes.

A.

Within sixty (60) days after (i) successful completion of a Feasibility Study with respect to a New Lead, (ii) successful completion of the Technology Transfer relevant to a New Lead, and (iii) receipt of FDA approval for a New Lead, CPI shall deliver to SVI a Determination Notice regarding such New Lead. Notwithstanding the foregoing, any failure by CPI to deliver a Determination Notice will not constitute a breach of this Agreement (it being understood, however, that any failure by CPI to deliver a timely Determination Notice could result in SVI having additional time to assert that the New Lead is a Royalty Product in accordance with the procedures of this Section 3 with respect to the applicable Milestone Payment).

B.

Within ninety (90) days of SVI’s Chief Executive Officer, President or Chief Financial Officer obtaining actual knowledge of (i) successful completion of a Feasibility Study with respect to a New Lead, (ii) successful completion of the Technology Transfer relevant to a New Lead, or (iii) receipt of FDA approval for a New Lead, in each case where CPI has not already delivered a Determination Notice to SVI, SVI shall deliver to CPI written notice requesting that CPI deliver a Determination Notice for such New Lead with respect to the applicable Milestone Payment. Within sixty (60) days following CPI’s receipt of such a request, CPI shall deliver to SVI a Determination Notice regarding such New Lead. Notwithstanding the foregoing, (i) any failure by SVI to deliver a request for Determination Notice will not constitute a breach of this Agreement (it being understood, however, that any failure by SVI to deliver a timely request for Determination Notice could result in SVI losing the opportunity to claim that a New Lead constitutes a Royalty Product for purposes of the applicable Milestone Payment), and (ii) to the extent CPI determines that the New Lead is or will become a Royalty Product, SVI need not request any further Determination Notice(s) from CPI with respect to the same New Lead.

C.

To the extent there is any dispute between the Parties as to whether a New Lead constitutes (or will constitute) a Royalty Product (any such dispute being referred to herein as a “Royalty Product Dispute”), such Royalty Product Dispute shall be exclusively resolved pursuant to the provisions of this Section 3. SVI may deliver to CPI written notice of its intent to begin a Royalty Product Dispute within, and only within, the following timeframes. For the purposes of clarity, if SVI fails to deliver to CPI written notice of a Royalty Product Dispute within the following timeframes, SVI waives its rights to challenge CPI’s determination or to otherwise claim that a New Lead constitutes (or will constitute) a Royalty Product for purposes of the applicable Milestone Payment.

(i)       If CPI has delivered a Determination Notice for a particular New Lead, SVI’s written notice of any Royalty Product Dispute regarding such New Lead must be delivered to CPI either (x) within thirty (30) days after receiving the applicable Determination Notice, or (y) within thirty (30) days after issuance of a Royalty Patent with a different allowed claim scope than existed at the time of such Determination Notice (in the case of (y), however, the Royalty Product Dispute must be limited to such different allowed claim scope).

(ii)    If CPI failed to deliver a Determination Notice for a particular New Lead following a written request from SVI pursuant to Section 3(B), SVI’s written notice of any Royalty Product Dispute regarding such New Lead must be delivered to CPI within ninety (90) days after such written request was delivered to CPI.

(iii)   If CPI did not deliver a Determination Notice for a particular New Lead and SVI was required to, but did not, deliver to CPI a written request for a Determination Notice pursuant to (and in particular, within the timeframe of) Section 3(B), then SVI waives its right to claim that such New Lead is a Royalty Product for purposes of the applicable Milestone Payment.

D.

In the event the Parties are unable to resolve a Royalty Product Dispute informally within forty-five (45) days after delivery of SVI’s written notice of such Royalty Product Dispute, the Parties shall hire an experienced patent attorney who is knowledgeable in the field of intellectual property law relating to medical devices and who (and whose firm) shall have no current or prior (within the preceding five year period) business relationships with the Parties or any of their respective Affiliates to offer an opinion, within a reasonable amount of time as mutually agreed upon by the Parties, as to whether the New Lead subject to the Royalty Product Dispute constitutes a Royalty Product (the “Opinion”). If either Party challenges the Opinion, resolution of the Royalty Product Dispute will proceed as follows under this Section 3. The cost of such patent attorney shall be shared equally between the Parties.

E.

No Party hereto may invoke, demand, file or otherwise commence an arbitration pursuant to Section 3(F) until the Parties have completed a good faith mediation of the applicable Royalty Product Dispute in accordance with the following provisions:

(i)     Within thirty (30) days after a Party receives notice from the other Party that such other Party challenges the Opinion, the Parties shall confer to jointly select a mediator.

(ii)    If CPI and SVI cannot agree on a mediator pursuant to Section 3(E)(i) above, such Parties shall request the International Institute for Conflict Prevention & Resolution (“CPR”) to provide, within ten (10) days of making such request, a list of ten (10) neutral proposed mediators who are experienced patent attorneys or attorneys with substantial patent litigation experience, in each case who are knowledgeable in the field of intellectual property law relating to the development of medical devices and who (and whose firms) shall have no current or prior (within the preceding five year period) business relationships with either of the Parties or any of their respective Affiliates.

(iii)   CPI and SVI each shall have fifteen (15) days to object to any proposed mediator due to a conflict of interest or other lack of qualifications, and any proposed mediator to which either CPI or SVI objects shall be removed from the list of proposed mediators provided by CPR. Within a period of five (5) days following the end of such fifteen (15) day objection period, CPI and SVI will then separately rank the remaining mediators, and deliver such ranking to the other Party, and the highest combined ranked mediator shall be selected. Any such mediation shall be completed within forty-five (45) days after the date on which the mediator is selected.

(iv)   The cost of such mediator shall be shared equally between the Parties.

F.

In the event that no agreement is reached by CPI and SVI as to a Royalty Product Dispute following a good faith mediation in accordance with Section 3(E) above, either CPI or SVI, acting alone, may deliver to the other Party written notice demanding arbitration within twenty (20) days following the completion of such mediation undertaken, in which case the following provisions shall apply:

(i)     CPI and SVI hereby agree to use their reasonable best efforts to complete such arbitration within one hundred and eighty (180) days of receipt of notice demanding arbitration.

(ii)    The arbitration shall be conducted in accordance with the then current CPR Rules for Nonadministered Arbitration, as such rules are modified by this Section 3(F) or by agreement of CPI and SVI.

(iii)   The arbitration shall be conducted in Washington, D.C. by a panel of three (3) neutral arbitrators (the “Arbitrators”) who shall be experienced patent attorneys or attorneys with substantial patent litigation experience, in each case who are knowledgeable in the field of intellectual property law relating to the development of medical devices and who (and whose firms) shall have no current or prior (within the preceding five year period) business relationships with either of the Parties or any of their respective Affiliates. Within fifteen (15) days after receipt of notice demanding arbitration, CPI and SVI shall request CPR to provide, within ten (10) days of making such request, a list of fifteen (15) qualified neutral proposed Arbitrators.

(iv)   CPI and SVI each shall have fifteen (15) days to object to any proposed Arbitrator due to a conflict of interest or other lack of qualifications, and any proposed Arbitrator to which either CPI or SVI objects shall be removed from the list of proposed Arbitrators provided by CPR. Within a period of five (5) days following the end of such fifteen (15) day objection period, CPI and SVI will then separately rank the remaining proposed Arbitrators, and deliver such ranking to the other Party, and the three (3) highest combined ranked proposed Arbitrators shall be selected to be the Arbitrators.

(v)         The Arbitrators shall apply the substantive laws of the Federal Circuit Court of Appeals as to any Patents involved in the Royalty Product Dispute.

(vi)        Discovery shall be limited to document requests, requests for admission and depositions. CPI and SVI each shall be entitled to present expert witness testimony regarding the issues of whether the New Lead at issue constitutes a Royalty Product pursuant to this Agreement. CPI and SVI each shall, within sixty (60) days after receipt of a written request by the other Party, make a reasonable search for and provide to the other Party documents reasonably relevant to the issues raised by any claim or counterclaim. CPI, on the one hand, and SVI, on the other hand, each shall be limited to twenty (20) hours of non-expert depositions and fourteen (14) hours of expert depositions.

(vii)       CPI and SVI shall be entitled to a hearing and a post-hearing briefing, the scheduling and length of which shall be determined by the Arbitrators.

(viii)      The arbitration of any Royalty Product Dispute pursuant to this Section 3(F) shall be final and binding upon the Parties and judgment upon the decision may be entered in any court of competent jurisdiction. The Arbitrators shall be entitled to render a determination of the disputed items in any Royalty Product Dispute only and shall not be entitled to award damages or other relief unless the Arbitrators determine that a Party has acted in bad faith with respect to the Royalty Product Dispute.

(ix)        The cost of any arbitration pursuant to this Section 3(F), including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys’ fees incurred by the Party determined by the Arbitrators to be the prevailing Party, shall be borne by the Party determined by the Arbitrators not to be the prevailing Party, or as otherwise determined by the Arbitrators.

(x)        Any determinations made pursuant to this Section 3(F) shall, in the absence of fraud or intentional misconduct, be conclusive for all purposes of this Agreement, and CPI, SVI and any Arbitrators appointed pursuant to Section 3(F) each shall be free from any and all liability resultant from such.

4.       Milestones; Payments. CPI shall make payments to SVI for development of a Royalty Product in accordance with the milestones identified generally below, and described with more particularity in the Project Plan (the “Milestones”). Notwithstanding Section 4(A), 4(B) and 4(C) below, a Milestone Payment is due and payable only if (x) the New Lead is a Royalty Product (i.e., covered by an issued Royalty Patent), and (y) the License Agreement is in full force and effect on the date such Milestone Payment would otherwise become due. If a New Lead that was not a Royalty Product at the time a Milestone Payment otherwise would have been due (as provided below) later becomes a Royalty Product upon issuance of a Royalty Patent, CPI will retroactively make the applicable Milestone Payment(s) to SVI (provided it has not already made such payment(s)) within forty-five (45) days of final determination that such New Lead is a Royalty Product, pursuant to Section 3 above.

A.

Milestone One Payment. Within forty-five (45) days after successful completion of the Feasibility Study for a New Lead described in the Project Plan pursuant to Section 2(A)(i) above (“Milestone One”), CPI will pay to SVI the following amounts: Acceptance of the Brady Lead Feasibility Study - five hundred thousand ($500,000.00) dollars; Acceptance of the Heart Failure Lead Feasibility Study - four million ($4,000,000.00) dollars; Acceptance of the Tachy Lead Feasibility Study - four million ($4,000,000.00) dollars.

B.

Milestone Two Payment. If Milestone One has been achieved with respect to at least one of the Feasibility Studies, and CPI does not exercise the Termination Option in Section 5(B) below, within forty-five (45) days after successful completion of the first Technology Transfer relevant to a New Lead pursuant to Section 2(A)(iii) above (“Milestone Two”), CPI will pay SVI five hundred thousand ($500,000.00) dollars. For purposes of clarity, there is only a single Milestone Two payment, even if there is Technology Transfer for all three (3) lead types.

C.

Milestone Three Payment. If Milestone Two has been achieved, within forty-five (45) days after receipt of FDA approval, if any, for a New Lead described in the Project Plan (“Milestone Three”), CPI will pay SVI the following amounts: Brady Lead FDA approval - one million ($1,000,000.00) dollars; Heart Failure Lead FDA approval - five million ($5,000,000.00) dollars; Tachy Lead FDA approval - five million ($5,000,000.00) dollars. For purposes of clarity, there is only a single Milestone Three payment for each lead type, regardless of FDA approval for multiple lead designs of a single lead type.

D.

Subject to Section 6(B) of the License Agreement, on and after the date hereof, CPI shall have full control, authority and discretion over any and all commercialization of Royalty Products, including: (i) all activities relating to clinical trials for Royalty Products, including commencement, termination, patient enrollment, design and timing, (ii) all activities relating to the manufacture and supply of the Royalty Products; (iii) all marketing, promotion, sales, distribution, import and export activities relating to the Royalty Products; and (iv) all activities relating to any regulatory filings, registrations, applications and approvals relating to any of the foregoing. As between the Parties, CPI shall own all data, results and all other information arising from any such activities under this Agreement, including all regulatory filings, registrations, applications and approvals relating to Royalty Products, and all of the foregoing information, documentation and materials shall be considered Confidential Information owned solely by CPI. Other than funding for the activities required to be performed by SVI, as specifically identified in the Project Plan, as between the Parties the funding of these activities will be by CPI. It is hereby acknowledged and agreed that notwithstanding any and all rights granted to CPI herein, or pursuant to the License Agreement, CPI shall have no obligation whatsoever to exercise such rights.

E.

After the completion of Milestone One, SVI will remain, and will use its commercially reasonable efforts to cause its employees and contractors to remain, available for consulting related to the technology and its use in the Implantable Cardiac Field, at commercially reasonable mutually agreed upon terms.

5.	Term and Termination.

A.

Term.     Unless sooner terminated pursuant to this Section 5, the term of this Agreement will begin as of the Effective Date and shall remain in full force and effect until, and shall expire upon, FDA approval of a lead design for each of the three (3) lead types described in the Project Plan (“Term”).

B.

Termination Option by CPI.     CPI may, in its sole discretion, elect not to continue with further development and terminate this Agreement upon written notice to SVI within sixty (60) days after successful completion of the first Feasibility Study pursuant to Section 2(A)(i) above (the “Termination Option”).

C.	Termination for Cause.

(i)        Termination for Breach. Either Party may terminate this Agreement for cause on thirty (30) days’ written notice (the “Cure Period”) to the other Party in the event of a breach of any material provision of this Agreement by such other Party; provided that, during the Cure Period, the breaching Party fails to cure such breach. In the event the noticed breach is incapable of cure, the non-breaching Party may terminate the Agreement immediately upon written notice to the other Party.

(ii)        Cross Termination. In the event that either Party terminates the License Agreement for the other Party’s breach of any material provision thereof, the terminating Party, in its sole discretion, may, at that time, terminate this Agreement for cause upon written notice to the other Party. Termination of this Agreement under this Section 5(C)(ii) shall be effective as of the termination date of the License Agreement.

(iii)       Termination for Insolvency. Either Party may terminate this Agreement without notice if the other Party becomes insolvent, makes or has made an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such Party (except for involuntary bankruptcies which are dismissed within sixty (60) days), or has a receiver or trustee appointed for substantially all of its property.

(iv)       No Prejudice. Any termination by any Party under this Section 5(C) shall be without prejudice to any damages or remedies to which it may be entitled from the other Party.

(v)        Termination for Change in Control. Upon any Change in Control of SVI, CPI may, in its sole discretion, terminate this Agreement upon written notice, or, notwithstanding the provisions of Section 16(G), unilaterally amend this Agreement to eliminate any further work on any one or more specific lead types. SVI shall give CPI prompt written notice of any Change in Control of SVI.

D.

Effect of Termination. Upon expiration of this Agreement or termination of this Agreement by either Party, (i) each Party will comply with Section 9(E) (“Return of Information”), and (ii) SVI will effect a Technology Transfer of all Development IP in whatever form or stage of completion the subject of such Technology Transfer may be in at the time of such expiration or termination.

E.

Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the obligations pursuant to Sections 1, 4(A), 4(B), 4(C) (it is understood, however, that Sections 4(A), 4(B) and 4(C) will survive without prejudice to any right that CPI may have to damages or offset), 5(D), 5(E), 6, 7, 8, 9, 10, 11, 13, 15 and 16 shall survive termination of this Agreement. Notwithstanding the foregoing, no claim for breach of warranty or representation under Section 10 may be brought unless it is either (i) brought no later than two years following the latter of the termination or expiration of this Agreement or the License Agreement, or (ii) brought anytime as a counterclaim or a defense.

6.	Intellectual Property Ownership; Licenses.

A.	Ownership.

(i)        Ownership of Development IP. Development IP will be solely owned by CPI (or, to the extent Bionics has rights under the Bionics Agreement, then solely owned by CPI and Bionics). SVI waives any and all of its rights contained in Section 11.1(b) of the Bionics Lead Development Agreement (“Intellectual Property Re-Transfer and Cross-License”) with respect to any and all Development IP.

(ii)        Restriction on Tail Period. In no event shall the Development IP include any BSC Solely Invented Development IP, SVI Solely Invented Development IP or Joint Development IP that is conceived and reduced to practice following the Term if CPI terminates this Agreement pursuant to Section 5(B) or Section 5(C)(v).

B.	Assignment. SVI hereby assigns and transfers, and shall cause its employees and consultants to assign and transfer, to CPI (or, to the extent

Bionics has rights under the Bionics Agreement, then jointly to CPI and Bionics) all right, title, and interest for all countries in and to all Development IP.

C.

Further Assurances. Each Party agrees to (and to cause its Affiliates, and its and their employees, agents and consultants to) promptly and fully disclose in writing to the other Party all Development IP, including all invention disclosure forms or other internal documents as such Party utilizes in the ordinary course of its business to document new inventions. SVI agrees to (and to cause its Affiliates, and its and their employees, agents and consultants to): (i) execute all documents necessary to effect its assignment of such Development IP, (ii) assist CPI and its Affiliates as set forth in Section 7, at CPI’s or such Affiliates’ expense, in obtaining foreign and domestic intellectual-property protection on all Development IP and enforcing same, (iii) execute all documents necessary to obtain such intellectual-property protection in the name of CPI and its Affiliates, and (iv) maintain all information relative to all Development IP, as Confidential Information of CPI and its Affiliates subject to the confidentiality provisions (including permitted disclosures) set forth in this Agreement.

D.

SVI Licenses. CPI hereby grants SVI (i) an exclusive, fully paid, sublicensable, worldwide, perpetual license to all Development IP that is SVI Solely Invented Development IP for use within the SVI Grant-Back Field, and (ii) a non-exclusive, fully paid, sublicensable, worldwide, perpetual license to all Development IP (with the exception of the Bionics Reserved IP) that is BSC Solely Invented Development IP or Joint Development IP, for use within the SVI Grant-Back Field. CPI agrees to (and to cause its Affiliates to) execute confirmatory licenses reasonably requested by SVI to evidence SVI’s rights herein set forth.

E.

CPI License. SVI hereby grants CPI an exclusive, fully paid, sublicensable, worldwide license in the Field for any Surgi-Vision IP developed or acquired during the Term and a period of two (2) years thereafter, that is not already owned, assigned or licensed to CPI or its Affiliates, provided, that (i) the foregoing license shall terminate in the event CPI exercises the Termination Option, and (ii) in no event shall the foregoing license include any Intellectual Property Rights conceived or reduced to practice by SVI (or its Affiliates, employees, agents or consultants) that relate to the System (as defined in the Bionics Lead Development Agreement), but which do not in any way relate to the Lead (as defined in the Bionics Lead Development Agreement), for which Bionics has not contributed to the conception or design. Subject to the foregoing, the Parties acknowledge that this license is intended to capture Surgi-Vision IP developed or acquired in the time frame described hereinabove which, although related to the Field, is not “primarily” related to the Field. For the avoidance of any doubt, in no event (x) does this paragraph relate to Royalty Patents, and (y) does the foregoing license affect Bionics’ obligation to make royalty payments to SVI otherwise pursuant to the Bionics License Agreement.

F.     Recordation. SVI and CPI shall cooperate to prepare a Short Form Registration Statement and/or confirmatory assignment(s) and license(s) in any countries as to which either Party so desires. Each Party may, at its own expense, record such Short Form Registration Statements and/or confirmatory assignment(s) and license(s).

G.	Joint Development Agreement. This Development Agreement is and is intended to be a “joint development agreement” within the meaning of 35 U.S.C. § 103(c).

7.	Patent Prosecution.

A.	Costs. CPI and its Affiliates will pay all Patent Prosecution costs and expenses for all Patents subject to their sole control, as set forth in Section 7(B) below (“Prosecution Costs”).

B.

Intellectual Property Protection.   With respect to any BSC Controlled IP, CPI and its Affiliates will jointly control the Prosecution of all Patents, each at its own expense and with legal counsel of its own choice, and will take such other legal steps as CPI and its Affiliates will determine in their sole discretion to be necessary to protect their rights for all BSC Controlled IP. For the avoidance of doubt, neither CPI nor its Affiliates will be obligated to pay any Prosecution Costs to protect any Intellectual Property if they determine, in their sole discretion, that those Prosecution Costs outweigh the likely benefits to CPI or such Affiliate.

C.

SVI Cooperation.   SVI will cooperate with CPI and its Affiliates in filing, Prosecuting and maintaining Patents and taking such other legal steps as set forth in this Section 7 and will execute and deliver any documents and instruments in connection therewith which CPI or its Affiliates may request at no additional cost or expense to CPI or such Affiliate.

D.

SVI Intervention.   CPI (or its applicable Affiliate) will provide written notice to SVI prior to abandoning any patent application or issued Patent that is part of the BSC Controlled IP. If SVI desires to file and Prosecute any patent application, or to pay maintenance fees or annuities to maintain any issued Patent, that CPI or its Affiliates determined was not worthwhile to protect CPI’s or such Affiliates’ rights, SVI may provide CPI with a reasonable written request to file and Prosecute or maintain such Patent (“Prosecution Request”). If CPI fails to complete the Prosecution Request after thirty (30) days of receiving the Prosecution Request, then as between the Parties: (i) SVI may independently file and Prosecute the patent application or maintain the issued Patent that was the subject of the

Prosecution Request; (ii) SVI will bear all Prosecution Costs with respect to such patent application or issued Patent; (iii) SVI will control the remainder of the Prosecution for the patent application or the maintenance of the issued Patent that was the subject of the Prosecution Request; and (iv) CPI and its Affiliates will have the right (but not the obligation) to participate in an advisory capacity in such Prosecution. The Parties acknowledge and agree that any action by SVI pursuant to this Section 7(D) will not confer or convey any ownership rights in the subject Patent to SVI, and will not otherwise adversely affect any of CPI’s or its Affiliates’ rights in same.

8.	Enforcement.

A.

Notice of Infringement. If either Party learns of any actual, alleged or threatened Infringement of any BSC Controlled IP by a Third Party, such Party shall promptly notify the other Party and shall provide such other Party with all available evidence of such Infringement.

B.

Enforcement [***]. As between the Parties, [***] shall have the sole right (but not the obligation), each at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened Infringement of [***] provided, however, that [***] shall have the right (but, subject to Section 11(C) below, not the obligation) to participate in an advisory capacity only in the institution and prosecution of any such Infringement suit, [***].

C.

Join in Action. If either [***] brings any such action or proceeding hereunder, [***] agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and, at [***] expense, to give [***] reasonable assistance and authority to file and prosecute the suit; provided, however, that neither [***] shall be required to transfer any right, title or interest in or to any property to [***] or any Third Party to confer standing on [***] hereunder.

D.

Costs. [***] will pay all costs, fees, and expenses associated with an Infringement action they have initiated and prosecuted. [***] will pay all costs, fees, and expenses associated with [***] participation in an advisory capacity under Section 8(B).

E.

Recovery. Any recovery obtained in an action initiated and prosecuted solely by [***], and in which [***] does not participate in an advisory capacity, shall belong to [***]. Any recovery obtained in an action initiated and prosecuted by [***], and in which [***] participates in an advisory capacity, shall be

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

allocated in a fair and equitable manner mutually determined by the Parties. For purposes of clarity, any recovery pursuant to this section will be net of litigation costs as provided in Section 8(D) above.

F.	Cooperation. [***] agrees to fully cooperate with [***] in the prosecution of any such suit at no additional expense to [***].

9.	Confidentiality.

A.

Ownership of Confidential Information. The Parties agree that (i) all BSC Controlled IP will be deemed to be Confidential Information owned by CPI (irrespective of which Party generated, development or first shared or disclosed such information), (ii) all BSC Core Product Information generated or developed by CPI, its Affiliates, or a Third Party on behalf of CPI or its Affiliates will be deemed to be Confidential Information owned by CPI, and (iii) the terms and existence of the Definitive Agreements are Confidential Information owned by both Parties. Except as otherwise expressly provided in this Section 9, neither Party is subject to the obligations of a “non-owning Party” with respect to Confidential Information that is owned by both Parties. Except as otherwise expressly provided in this Agreement, for all other Confidential Information, the “owning Party” is deemed to be the disclosing Party. Confidential Information shall remain the property of the owning Party, and the non-owning Party shall not be deemed by virtue of this Agreement or any access to the owning Party’s Confidential Information to have acquired any right, title or interest in or to any Confidential Information, except the limited right to use such Confidential Information in accordance with the terms of the Definitive Agreements or other agreements between the Parties or their Affiliates.

B.

Non-Use and Non-Disclosure. Prior to the commencement of the Term, certain Confidential Information was exchanged between the Parties under the terms of the Earlier Confidentiality Agreement. Likewise, from time to time during the Term, either Party may make available to the other Party or otherwise generate or develop Confidential Information. The non-owning Party will maintain the owning Party’s Confidential Information in confidence and will not use such Confidential Information except as reasonably necessary to perform its obligations and exercise its rights under this Agreement or other agreements between the Parties or their Affiliates. Notwithstanding any provision to the contrary contained in the Bionics Lead Development Agreement, SVI agrees and acknowledges that CPI and its Affiliates may share all of SVI’s Confidential Information with and among each of their respective Affiliates for use solely within the Field, provided that (i) prior to any such sharing of SVI’s Confidential Information such Affiliates are bound by obligations of confidentiality, non-disclosure and non-use substantially similar in scope to those in this Agreement and (ii) CPI shall be

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

responsible for any breach of confidentiality, non-disclosure and non-use by any such Affiliate. Neither Party will disclose the other Party’s Confidential Information without the prior written consent of the other Party, except as permissible in Section 9(D) below or in other agreements between the Parties or their Affiliates. All Confidential Information will be treated by the non-owning Party with the same care as it would exercise in the handling of its own Confidential Information, but not less than reasonable care. The limitations and undertakings specified in this Section 9 shall survive termination of this Agreement for a period of five (5) years.

C.

Standard Exceptions. The obligations of Sections 9(B), (E) and (F) do not apply to any of the other Party’s Confidential Information: (i) which, other than the Development IP, is already known by the non-owning Party at the time of the disclosure; (ii) following such information becoming publicly known without the wrongful act or breach of this Agreement by the non-owning Party; (iii) following such information becoming rightfully received by the non-owning Party from a Third Party without breaching any confidentiality obligation owed by such Third Party to the owning Party; (iv) following such information becoming approved for release by written authorization of the owning Party; or (v) other than the Development IP, following such information becoming subsequently and independently developed by employees or representatives of the non-owning Party without knowledge or use of the owning Party’s Confidential Information. The burden of proving the existence of facts which would provide an exception under this Section 9(C) rests with the non-owning Party. Notwithstanding any provision herein to the contrary, to the extent required under the JHU Agreements, SVI shall be permitted to disclose the terms of this Agreement to JHU.

D.	Permitted Disclosures. Each Party may disclose the other Party’s Confidential Information:

(i)     to the extent reasonably necessary for a Party to prepare, file and Prosecute a Patent application under this Agreement or other agreements between the Parties or their Affiliates;

(ii)    to the extent permissible under any other agreements between the Parties or their Affiliates;

(iii)   to the extent reasonably necessary for a Party to develop or commercialize, directly or indirectly through one or more licensees, products related to or utilizing Intellectual Property within its allocated (or retained) field of rights pursuant to this Agreement or the Development Agreement; provided that: (a) such disclosure may include the disclosure of this Agreement’s existence and the scope of any license granted hereunder; (b) prior to making any such disclosure pursuant to this subsection, such Party will, if reasonably practical, take reasonable steps to limit the scope of such disclosure and its effect on confidentiality; and (c) this subsection will not apply to any BSC Core Product Information owned by CPI;

(iv)    to the extent reasonably necessary for the purposes of this Agreement or other agreements between the Parties, to its respective Affiliates, consultants, agents, advisors, attorneys, outside contractors and clinical investigators, but only if those Persons are bound by obligations of confidentiality, non-disclosure, and non-use substantially similar in scope to those in this Agreement; provided, such Party shall be responsible for any breaches of confidentiality, non-disclosure and non-use by any such Affiliate, consultant, agent, advisor, attorney, outside contractor or clinical investigator to whom disclosure is made;

(v)     in connection with communications to such Party’s stockholders and prospective investors; provided that unless otherwise agreed between the Parties: (a) such stockholders and prospective investors are subject to obligations of confidentiality no less stringent than those contained herein; and (b) such disclosure be expressly limited to the existence of this Agreement and the scope of any license granted hereunder;

(vi)    to the extent reasonably necessary to enforce this Agreement or other agreements between the Parties or their Affiliates;

(vii)   to the extent reasonably necessary to comply with a subpoena, court order, or administrative order. Before complying, the Party subject to such subpoena, court order or administrative order will notify the other Party, allow the other Party a reasonable time to oppose the disclosure, and reasonably cooperate with the other Party’s efforts to do so; or

(viii)  to the extent reasonably necessary to comply with an applicable law, rule, regulation of any Governmental Authority or securities exchange, including the FDA, the Securities and Exchange Commission and the New York Stock Exchange. Before complying, the Party subject to such law, rule or regulation will notify the other Party, allow the other Party a reasonable time to seek a protective order (if appropriate), and reasonably cooperate with the other Party’s efforts to do so.

E.

Return of Information. Upon termination or expiration of this Agreement for any reason, each Party will return or destroy (at the other Party’s choice) all Confidential Information owned by such other Party then in its possession and, if applicable, provide a certification of such destruction.

F.

Injunctive Relief. Each Party acknowledges and agrees that the breach of this Section 9 would be likely to cause serious and irreparable harm, the amount of which may be extremely difficult to estimate, thus making any remedy at law or in damages inadequate. Each Party therefore agrees that if the other Party breaches this Section 9 or if such Party has cause to believe that the other Party intends to or is about to breach such provisions, then such Party will be entitled to seek injunctive relief enjoining the breach and will have the right to specifically enforce this Agreement and the terms and provisions hereof in addition to any other remedy available at law or in equity.

G.

Termination of Earlier Confidentiality Agreement. The Parties agree that the Earlier Confidentiality Agreement will terminate as of the Effective Date, and that any and all Confidential Information exchanged or disclosed by the Parties pursuant to the Earlier Confidentiality Agreement will be subject solely to the terms of this Section 9 and Section 9 of the License Agreement.

10.	Representations, Warranties and Covenants.

A.

No Conflicting Agreements.    SVI represents, warrants and covenants that, after giving effect to the Bionics Amendment, it has not and will not enter into any agreement or commitment or obligation with any Third Party or Affiliate that conflicts in any way with its obligations under this Agreement. CPI represents, warrants and covenants that it has not and will not enter into any agreement or commitment or obligation with any Third Party or Affiliate that conflicts in any way with its obligations under this Agreement.

B.

Authority.    Each Party represents and warrants that, as of the Effective Date and after giving effect to the Bionics Amendment: (i) it has the full right, power, and authority to execute and deliver this Agreement and to perform its terms; (ii) it has taken all required corporate actions to approve and adopt this Agreement; (iii) this Agreement is enforceable against it according to its terms, subject to bankruptcy, insolvency, and other laws relating to or affecting creditors’ rights and to general equity principles; and (iv) the person or persons executing this Agreement on its behalf are duly authorized and empowered to do so.

C.

Sufficiency.    SVI represents and warrants that Exhibit A and Exhibit D to the License Agreement collectively set forth a true and complete list, as of the Effective Date, of all Patents related to the development of the Licensed Products pursuant to the Development Agreement which are (i) owned or co-owned by SVI, and (ii) licensed to SVI (complete with the name of the Third Party Licensor of each licensed Patent) in the Implantable Cardiac Field. SVI represents and warrants that all items required to be disclosed pursuant to clause (ii) are licensed exclusively to SVI and constitute Surgi-Vision IP

D.	Personnel.

(i)    Each Party represents, warrants and covenants that all individuals, including employees and consultants, authorized, invited, or otherwise involved by such Party, its employees, or consultants, to assist in the Project, have or will have a legal obligation to assign, license, or grant an option to license to the relevant Party all their Intellectual Property Rights related to, arising from, or based on the Project.

(ii)   During the Term and for one (1) year thereafter, SVI will ensure that no Key Employee will consult, research or develop products for themselves, SVI, any Affiliate of SVI or any Third Party within the Implantable Cardiac Field, other than for or on behalf of SVI pursuant to this Agreement. For the avoidance of doubt, Key Employees will be free to consult, research and develop products for themselves, SVI, any Affiliate of SVI and any Third Party for all use outside the Implantable Cardiac Field (including, for example, MRI-guided cardiac EP systems). Notwithstanding the foregoing, the one-year tail period described in the first sentence of this Section 10(D)(ii) shall not apply if CPI terminates this Agreement pursuant to Section 5(B) or Section 5(C)(iv).

E.

Non-Infringement. SVI represents and warrants as of the Effective Date that, to its actual knowledge, the New Leads will not Infringe any Patents, Trade Secrets, copyrights or other Intellectual Property Rights of any Third Party or Affiliate. If, at any time, SVI becomes aware or has reason to believe that the New Leads may Infringe any Patents, Trade Secrets, copyrights or other Intellectual Property Rights of any Third Party or Affiliate, SVI shall promptly notify CPI in writing of such awareness or belief, describing in reasonable detail the basis for same.

F.

Freedom to Operate. SVI represents and warrants that, as of the Effective Date, it has not received and has no knowledge of any Claim by a Third Party containing any express or implied allegation that SVI, its Third Party Licensors or the Surgi-Vision IP is or may be Infringing any of such Third Party’s Intellectual Property Rights, except that (a) SVI knows of a Third Party’s attempt to invoke an interference against U.S. 6,904,307, (b) SVI has filed a re-issue with respect to U.S. 6,904,307, and (c) SVI has filed a patent application (application number [***]) attempting to [***]. If, at any time during the Term, SVI receives or becomes aware of any such Claim, SVI shall promptly notify CPI of such Claim in writing, describing the Claim in reasonable detail (but performing and providing no written analysis regarding the Claim). Provided CPI has not exercised its Termination Option, upon such notice, CPI may, in its sole discretion, evaluate such Claim to determine whether a license of the Third Party’s Intellectual Property is necessary or desirable, or whether such Third Party’s Intellectual Property may otherwise have a material effect on the Surgi-Vision IP in the Implantable Cardiac Field.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

G.

Know-How and Trade Secrets. SVI represents, warrants and covenants that: (i) it has taken, and will continue to take, all actions that a reasonably prudent person would take to maintain its Trade Secrets as confidential and proprietary, and to protect against the loss, theft or unauthorized use of such Trade Secrets; (ii) its Trade Secrets are not in the public domain and have not been divulged or appropriated to the detriment of SVI; and (iii) SVI’s records do and will continue to include sufficient documentation of the Know-How and Trade Secrets, such as manufacturing and engineering plans, blueprints, designs, process instructions, formulae, quality assurance protocols and procedures and the like, to enable persons who are reasonably skilled and proficient in the relevant subject matter to continue the same in the ordinary course of business without unreasonable delay, expense, or reliance on the memory of any individual.

H.

Disclosure. SVI represents and warrants that in the course of diligence and negotiations leading up to the execution of this Agreement, SVI has not misrepresented to CPI any material information regarding the Surgi-Vision IP, the technology related thereto, the to-be-developed Development IP and the New Leads.

11.	Indemnification.

A.

General Indemnification.    Each Party (the “Indemnifying Party”) will defend, indemnify and hold harmless the other Party (the “Indemnified Party”) and all of such Party’s Affiliates from and against any and all liabilities, losses, obligations, claims, damages, penalties, causes of action, costs and expenses (including attorneys’ fees) (collectively “Damages”), to the extent such Damages arise out of any Third Party claim based on allegations that, if true as alleged, would constitute (i) a breach of the representations and warranties made by it in this Agreement, or (ii) a material breach of its obligations pursuant to this Agreement.

B.

Indemnification Procedures.    An Indemnifying Party’s duty to indemnify pursuant to Section 13(A) is subject to the Indemnified Party giving prompt written notice to such Indemnifying Party of any claim against the Indemnified Party covered by the Indemnifying Party’s indemnification obligations hereunder; provided, however, that a delay in such notice to the Indemnifying Party shall not terminate indemnification obligations hereunder, unless such delay shall have materially impaired the defense of such claim. The Indemnifying Party shall have sole and exclusive control of the defense of any such claim, including the choice and direction of any legal counsel. The Indemnified Party may not settle or compromise any such claim without the written consent of the Indemnifying Party.

12.	Insurance. Each Party shall procure and maintain the following insurance during the term of this Agreement:

A.

Commercial General Liability Insurance. The insurance shall provide coverage against all claims arising from or relating to the Definitive Agreements in any manner including, but not limited to, product liability claims and those claims which allege bodily injuries and/or property damage. The liability limits shall not be less than $1,000,000 per occurrence and $1,000,000 in the aggregate for such claims.

B.

Excess Liability Insurance. The insurance shall provide excess liability coverage against the risks specified in subsection A above. The liability limits shall not be less than $1,000,000 per occurrence.

Each Party will, upon request, promptly provide a certificate evidencing that it has insurance coverage as required in this Section 11. Each Party agrees that it will not cancel or materially modify such insurance policies without providing the other Party notice at least thirty (30) days prior to such cancellation or change becoming effective (it being understood that such notice does not in any way impact a Party’s obligations to maintain insurance coverage as required in this Section 11).

13.      Disclaimer of Warranties.        EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.      Exclusivity.        During the Term of this Agreement, SVI agrees to pursue development efforts with respect to Brady Leads, Tachy Leads and Heart Failure Leads in the Implantable Cardiac Field only with CPI, and not with any Third Party.

15.      Conflicts with Bionics Lead Development Agreement.    The Parties agree that, in the event of any conflict between the terms or conditions of this Agreement and the Bionics Lead Development Agreement, this Agreement will control.

16.      Miscellaneous.

A.

Notices. Any notice or other communication in connection with this Agreement must be in writing, must be addressed as provided below and will be deemed delivered when (a) actually delivered in person or by facsimile, provided that delivery is made during normal business hours, (b) three business days have elapsed after deposit in the United States mail, postage prepaid and registered or certified, return receipt requested, or (c) two business days after sent by nationally recognized overnight receipted courier:

To CPI:
Cardiac Pacemakers, Inc. c/o
Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537
Attention: Chief Financial Officer
Phone: 508.650.8000
Fax: 508.650.8956

with copies to:

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537
Attention: General Counsel
Phone: 508.650.8000
Fax: 508.650.8960

and

Cardiac Pacemakers, Inc.
4100 Hamline Avenue North
St. Paul, MN 55112
Attention: Chief Patent Counsel
Phone: 651.582.7196
Fax: 651.582.2926

To SVI:

Kimble L. Jenkins
Surgi-Vision, Inc.
50 North Front Street
19th Floor
Memphis, TN 38103
Phone: 901.531.3236
Fax: 901.579.4979

with copies to:

John C. Thomas, Jr.
Surgi-Vision, Inc.
200 N. Cobb Parkway
Suite 140
Marietta, GA 30062-3585
Phone: 770.514.0077
Fax: 770.424.8236

and

Oscar L. Thomas
Bass, Berry & Sims PLC
100 Peabody Place
Suite 900
Memphis, TN 38103
Phone: 901.543.5905
Fax: 901.543.5999

and in any case at such other address as a Party may specify by written notice in accordance with this Section. All periods of notice will be measured from the date of deemed delivery as provided in this Section.

B.

Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither this Agreement nor any right or obligation hereunder will be assignable by a Party without the prior written consent of the other Party and any purported assignment without such consent will be void; provided that, subject to CPI’s exercise of its rights pursuant to Section 5(C)(iv), either Party may, without such prior written consent, assign this Agreement to an Affiliate or in connection with a merger or consolidation (or other similar transaction) or the sale of all or substantially all of its assets in the realm of its respective field under this Agreement; provided, further, that such Party must give the other Party thirty (30) days prior written notice of such assignment. Any permitted assignee will assume all obligations of its assignor under this Agreement. No assignment will relieve any Party of responsibility for the performance of any accrued obligation that such Party then has hereunder.

C.

Affiliates.    To the extent that CPI allows its Affiliates to exercise rights pursuant to this Agreement (including under a sublicense from CPI), CPI agrees (i) to bind such Affiliates to the confidentiality, use restriction, records/audit, intellectual property enforcement and patent Prosecution provisions of this Agreement and (ii) to be responsible for any breaches by its Affiliates of such provisions. Notwithstanding anything to the contrary, but subject to the previous sentence, if and when CPI allows its Affiliates to exercise rights pursuant to this Agreement (including under a sublicense from CPI), CPI may do so under any form of permission or arrangement, whether written, oral or course of conduct, and if done pursuant to a written document irrespective of whether that particular written document contains within its four corners all of the restrictions and requirements set forth in this Agreement.

D.	Force Majeure. If the performance of this Agreement or any obligations under this Agreement, except the making of required payments, is prevented, restricted, or interfered with by reason of fire, flood, earthquakes, explosion, or other casualty, accident, or act of God; strikes or labor disturbances; war, whether declared or not, or other violence; sabotage; any law, order, proclamation, regulation, ordinance, demand, or requirement of any government agency; or any other event beyond the reasonable control of the Parties, the affected Party, upon giving prompt notice to the other Party, will be excused from such performance to the extent of such prevention, restriction, or interference. The affected Party will use its reasonable efforts to avoid or remove such cause of non-performance or to limit the impact of the event on such Party’s performance and will continue performance with the utmost dispatch whenever such causes are removed.

E.

Export Controls.    A recipient of technical data or products agrees to comply with all United States Department of Commerce and other United States export controls. Each Party agrees that, unless prior authorization is obtained from the Office of Export Administration, it will not knowingly ship or transfer technical data covered by this Agreement or any direct product of such technical data, directly or indirectly, to any country in contravention of any Office of Export Administration requirement.

F.

Entire Agreement.    This Agreement and its Exhibits, together with the License Agreement, set forth the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter of this Agreement.

G.	Amendment. This Agreement may not be modified, amended or discharged except as expressly stated in this Agreement or by a written agreement signed in ink by an authorized representative of each Party.

H.

Separability. The provisions of this Agreement will be deemed separable. If any provision in this Agreement will be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is performed, then the meaning of that provision will be construed, to the extent feasible, to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement that will remain in full force and effect unless the provisions that are invalid or unenforceable substantially impair the value of the entire Agreement to either Party. In such event, the Parties will use their respective reasonable efforts to negotiate a substitute, valid and enforceable provision that most nearly reflects the Parties’ intent in entering into this Agreement.

I.

Waiver. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances will be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

J.

Relationship of Parties. Each of the Parties hereto is an independent contractor and nothing herein will be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties hereto.

K.

Counsel/Interpretation. The Parties and their respective counsel have negotiated this Agreement or have had an opportunity to review this Agreement. The Parties hereto acknowledge and agree that: (a) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (b) the terms and provisions of this Agreement will be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. When used in this Agreement, the words “including” or “includes” are deemed to be followed by the words “without limitation.”

L.

Governing Law. The construction, validity and performance of this Agreement will be governed exclusively by the laws of the State of Minnesota, U.S.A., without regard to the principles of conflicts of law. Each Party hereby submits itself for the sole purpose of this Agreement and any controversy arising hereunder to the non-exclusive jurisdiction of the federal and state courts located in the State of Minnesota, and any courts of appeal therefrom, and waives any objection (on the grounds of lack of jurisdiction, venue or forum non conveniens or otherwise) to the exercise of such non-exclusive jurisdiction over it by any such courts. With the exception of an arbitration pursuant to Section 3 above, any action brought by SVI against CPI in connection with this Agreement, must be instituted in the federal or state courts located in the State of Minnesota. A Party shall be entitled to seek within such jurisdiction whatever equitable relief it may be entitled to under applicable law.

M.	Headings. The article and section headings in this Agreement are inserted for convenience only and will not constitute a part hereof.

N.

No Third-Party Beneficiary Rights. Except with respect to CPI’s Affiliates and to Persons receiving indemnification under Section 11, no person not a Party to this Agreement is an intended beneficiary of this Agreement, and no person not a Party to this Agreement will have any right to enforce any term of this Agreement.

O.

Compliance with Laws. Each Party will comply in all material respects with all applicable U.S. and foreign statutes, laws, ordinances, rules, orders and regulations in all actions relating to this Agreement and its performance hereunder.

P.

Counterparts. This Agreement may be executed in any number of counterparts each of which will be deemed to be an original but all of which together will constitute one and the same instrument, and all signatures need not appear on any one counterpart.

Q.

Effect of Bankruptcy. No proceeding, or result or adjudication of a proceeding, in which either of the Parties is a debtor, defendant or party seeking an order for its own relief or reorganization, under any foreign, United States or state bankruptcy or insolvency law will (in and of itself) cause a termination of this Agreement or any of the licenses granted under this Agreement.

R.	U.S. Dollars. All Milestone Payments to SVI contemplated in this Agreement shall be made in U.S. Dollars.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

SURGI-VISION, INC.		CARDIAC PACEMAKERS, INC.

BY:	/s/ Kim Jenkins	BY	/s/ Fred Colen

NAME:	Kim Jenkins	NAME:	Fred A. Colen

TITLE:	Pres	TITLE:	Executive Vice President, Operations and Technology CRM

ACKNOWLEDGEMENT BY BIONICS

Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation) acknowledges that even though it is not a party to this Agreement, it hereby agrees that Section 15 of this Agreement shall be binding upon it.

BY:	/s/ Michael Onuscheck

NAME: Michael Onuscheck

TITLE: President

EXHIBIT A

PROJECT PLAN

I.	Definitions

Capitalized terms used but not defined herein are as defined in the Development Agreement.

Brady Lead: A lead that is used primarily in the right atrium or right ventricle for pacing or sensing and does not deliver high voltage defibrillation therapy.

Tachy Lead: A lead that delivers high voltage defibrillation therapy and could include pacing and sensing capabilities.

Heart Failure Lead: A lead that is used primarily in the cardiac veins for pacing and sensing of the left ventricle and does not deliver high voltage defibrillation therapy.

II.	Feasibility Studies

A. CPI may use the results of the Feasibility Studies, among other factors, to make a determination as to whether or not CPI will proceed on a path towards commercialization of a potential New Lead that is a Brady Lead, Tachy Lead or Heart Failure Lead.

B. Feasibility Determination Components. [***]

C. The project manager for the Feasibility Studies is [***].

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

D. The Parties’ goal is to complete the first Feasibility Study, and for CPI to accept such study pursuant to Section 2(A)(i) of the Development Agreement, within [***]. CPI may initiate other Feasibility Studies during or after the first Feasibility Study.

E. During each Feasibility Study, SVI will provide expertise in MRI-safe lead design, prototyping capabilities, and MRI-induced heating test capabilities. Specifically, SVI will have the following responsibilities:

[***]

F. CPI will provide expertise specific to the design, testing, manufacture, regulatory approval, and commercialization of implantable CRM leads. CPI will also provide the target specifications for the New Lead to be designed and embodied in a prototype during the Feasibility Study.

G. The Parties will conduct the Feasibility Studies in four basic phases; provided that it is expected that progress will not always move linearly from phase to phase, rather, it may be an iterative process:

[***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

III.	Development

After completion of a Feasibility Study, CPI, in its sole discretion, may decide to initiate technology development and product development projects [***].

IV.	Technology Transfer

Transfer from SVI to CPI of all relevant information relating to the use of the technology in the Field relating to each New Lead, including:

[***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT B

BSC CORE PRODUCT INFORMATION

BSC Core Product Information is related to the design, development, manufacture, and commercialization of implantable medical leads for all cardiac applications. This includes but is not limited to:

1.	Design and development documents, methods, and data

a.	Device specifications

b.	Assembly drawings, including tolerances

c.	Material and component specifications, including tolerances

d.	Material and component supplier capability requirements

e.	Computational design evaluation methods and results, including FEA methods and results

f.	Biomechanics parameters used in design evaluation

g.	Biocompatibility requirements and data

h.	Design verification and validation methods and results, including fatigue testing and biocompatibility testing

i.	Pre-clinical and pre-market human clinical trial methods and results j. MRI performance-related testing methods and results

2.	Process development, manufacturing, and process control documents, methods, and data

a.	Manufacturing instructions and production methods, including connection methodologies and parameters, materials preparation and assembly techniques

b.	Supplier selection process, CPI’s and its Affiliates’ supplier identity and status of supplier relationship

c.	Supplier material and component qualification methods and results

d.	Process validation methods and results

e.	Process control methods and results including sampling plans, test and inspection methods and criteria

3.	Regulatory submission documents, methods and data

Any non-public information relating to regulatory approval strategy, and communications with regulatory agencies

6684061.7

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